Exhibit (d)(2)

Execution Copy

June 20, 2016

Randstad Holding NV

Diemermere 25, NL-1112 TC Diemen

P.O. Box 12600, NL-1100 AP Amsterdam

Attention:	Han Kolff
Managing Director Group Control, Strategy and M&A

Confidentiality Agreement

Ladies and Gentlemen:

In connection with your consideration of a possible transaction involving Monster Worldwide, Inc. (the “Company”) (a “Transaction”), you have requested information. In consideration of, and as a condition to, your being furnished with such information and any other Evaluation Material (as defined below), the Company hereby requests your agreement as set forth herein.

As used in this letter agreement (this “Agreement”), the term “Evaluation Material” means all information regarding the Company, its affiliates and its and their respective businesses, technology, products, prospects and plans, a Transaction (including the fact that the Company or its affiliates may pursue a Transaction with you and the existence and terms of this Agreement) and other information furnished to you or your Representatives (as defined below) by the Company or any of its Representatives in connection with the Transaction, irrespective of form or medium of communication, whether prepared by the Company, its Representatives or otherwise and whether furnished on or after the date of this Agreement, together with all tangible and intangible embodiments and copies thereof and together with any and all analyses, compilations, summaries, forecasts, studies or other materials prepared by you or your Representatives that contain, are based on or otherwise incorporate, in whole or part, such information. The term “Representatives” means, as to any person, such person’s affiliates (only to the extent that they receive Evaluation Material) and its and their respective directors, officers, employees, managing members, general partners, advisors, agents or representatives (including legal advisors) and, subject to paragraph 5 below, financing sources, but only to the extent that such advisors, agents, representatives or financing sources receive Evaluation Material.

Use and Confidentiality of Evaluation Materials

1. You and your Representatives will (i) use the Evaluation Material solely for the purpose of evaluating a possible Transaction with the Company involving you and (ii) keep the Evaluation Material strictly confidential and (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 6 below under the heading “Compelled Disclosure”) will not, without the Company’s prior written consent, disclose any Evaluation Material to any person, except that the Evaluation Material (or portions thereof) may be disclosed to those of your Representatives who need to know such information solely for the purpose of evaluating a possible Transaction (it being understood that prior to such disclosure your Representatives will be informed of the confidential nature of the Evaluation Material and directed that such information is to be kept confidential and not used for any purpose other than the evaluation of the possible Transaction). You will make reasonable and appropriate efforts to safeguard Evaluation Material from disclosure by you or your Representatives to anyone other than as permitted hereby by using, in all material respects, the same degree of care that you use to protect your own confidential, proprietary information. You agree to be responsible for any failure by your Representatives to comply with this Agreement (including, without limitation, any actions or inactions by your Representatives that would constitute a breach if such Representatives were original signatories hereto (other than with respect to paragraph 7 below under the heading “Non-Solicitation and Non-Hire of Employees”)).

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2. The term “Evaluation Material” does not include any information which (i) is, as of the applicable time, generally known by the public (other than as a result of its disclosure directly or indirectly by you or your Representatives), (ii) was or becomes available to you on a non-confidential basis from a person (other than the Company or its Representatives) who, to your knowledge, is not otherwise bound by a confidentiality agreement with the Company or its Representatives or prohibited from transmitting the information to you by law, contractual obligation, fiduciary duty or otherwise or (iii) was or is developed or discovered independently by you without reference to the Evaluation Material. As used in this Agreement, the term “person” will be broadly interpreted to include, without limitation, any corporation, company, joint venture, partnership, association or individual. You agree that the Evaluation Material owned by the Company or its affiliates in the first instance is and will remain the property of the Company or its affiliates, as applicable, and that neither the Company nor any of its affiliates or Representatives has granted you any license, copyright, or similar right with respect to any of the Evaluation Material or any other information provided to you by or on behalf of the Company.

Non-Disclosure of Transaction Discussions

3. Unless otherwise required by applicable law or legal process or stock exchange rule or regulation, but only after compliance with paragraph 6 below under the heading “Compelled Disclosure,” neither the Company nor its Representatives will, without your prior written consent, disclose to any other person that investigations, discussions or negotiations have taken or may take place concerning a possible Transaction, or any of the terms, conditions or other facts with respect to any such possible Transaction, including, without limitation, the status thereof, the existence and terms of this Agreement and the fact that the Evaluation Material has been made available to you. Without limiting the foregoing, the Company hereby expressly confirms and agrees that, to its knowledge, no public disclosure with respect to any discussions or negotiations concerning a possible Transaction is required by the Company at the time of the execution of this Agreement by reason of securities laws or similar requirements related to general disclosure.

4. Unless otherwise required by applicable law or legal process or stock exchange rule or regulation, but only after compliance with paragraph 6 below under the heading “Compelled Disclosure,” neither you nor your Representatives will, without the Company’s prior written consent, disclose to any other person either the fact that the Company or its affiliates may pursue a Transaction with you or anyone else, that investigations, discussions or negotiations have taken or may take place concerning a possible Transaction, or any of the terms, conditions or other facts with respect to any such possible Transaction, including, without limitation, the status thereof, the existence and terms of this Agreement and the fact that the Evaluation Material has been made available to you. Without limiting the foregoing, you hereby expressly confirm and agree that, to your knowledge, no public disclosure with respect to any discussions or negotiations concerning a possible Transaction is required by you at the time of the execution of this Agreement by reason of securities laws or similar requirements related to general disclosure.

Financing Sources

5. Without limiting anything in this Agreement, your “Representatives” will include your potential debt financing sources in connection with a possible Transaction; provided, however, that, prior to providing Evaluation Material to any potential debt financing source (subject to and in accordance with paragraph 1 above), you will notify the Company of the identity of such debt financing source. Without the prior written consent of the Company, you will not, directly or indirectly, engage in discussions regarding equity financing of a possible Transaction with any person, or otherwise engage in any discussions regarding a possible Transaction or enter into in any agreement, arrangement or understanding (or any discussions which might lead to an agreement, arrangement or understanding) with any person regarding participation in a possible Transaction as a principal, co-investor or source of equity financing. For the avoidance of doubt, except as agreed in writing by the Company, the term “Representatives” as applied to you will not include any such potential principal, co-investor or source of equity financing. You hereby represent and warrant that neither you nor any of your Representatives is party to any agreement, arrangement or understanding (whether written or oral) that would restrict the ability

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of any other person to provide financing (debt, equity or otherwise) to any other person for the Transaction or any similar transaction, and you hereby agree that neither you nor any of your Representatives will directly or indirectly restrict the ability of any other person to provide any such financing.

Compelled Disclosure

6. If you or your Representatives are requested or required to disclose any Evaluation Material or any of the information referred to in paragraph 4 above under the heading “Non-Disclosure of Transaction Discussions” (or if the Company or its Representatives is requested or required to disclose that you are in discussions or negotiations with the Company concerning a possible Transaction) pursuant to any law or regulation or stock exchange rule or regulation or the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or a federal, state or local governmental or regulatory body or pursuant to a civil investigative demand or similar judicial process or otherwise, the applicable party will, to the extent not prohibited by applicable law or regulation, (i) promptly notify the other party of the existence, terms and circumstances surrounding such request or requirement, (ii) consult with the other party on the advisability of taking legally available steps to resist or narrow such request or requirement, (iii) if disclosure of any such information is required, disclose only that portion of the information which it is legally required to disclose and give the other party notice of the information to be so disclosed as far in advance of disclosure as may be reasonably practicable and (iv) except in the case of public disclosure with respect to any discussions or negotiations concerning a possible Transaction which is required by reason of securities laws or similar requirements related to general disclosure, if so requested by the other party, exercise its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such information (and, in any event, if applicable, such party will reasonably cooperate with the other party to obtain such a protective order or other assurance), such efforts to obtain a protective order or confidential treatment to be at the other (requesting) party’s expense.

Non-Solicitation and Non-Hire of Employees

7. Until the date that is eighteen (18) months from the date of this Agreement, you will not, without the Company’s prior written consent, directly or indirectly solicit for purposes of employment, offer to hire or engage as a consultant, entice away or offer to enter into any contract with, or hire or engage as a consultant or enter into any contract with, during the period of employment or the 90-day period following such employment, any senior or key employee of the Company or its controlled affiliates who becomes known to you in connection with your evaluation of the Transaction; provided, however, that this paragraph will not prohibit you or any of your Representatives from engaging in any general advertising or general solicitation not targeted to any employees or former employees of the Company or its controlled affiliates, or from hiring any employees or former employees of the Company who respond to such solicitation. Finally, this paragraph 7 will not apply to any solicitation in the ordinary course of business initiated by one of your employees who has no knowledge of this Agreement or a potential Transaction, so long as such individual is acting without information or encouragement from any of your Representatives who does possess such knowledge.

Standstill

8. You represent and warrant to the Company that, as of the date hereof, you do not beneficially own any securities of the Company or any securities or contract rights the terms or value of which are dependent on securities of the Company. For a period of fifteen (15) months from the date of this Agreement (the “Assessment Period”), you and your Representatives (acting on behalf of you or your subsidiaries) will not, directly or indirectly, and you will cause any person or entity controlled by you or acting in concert with you not to, without the prior written consent of the Board of Directors of the Company, (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its subsidiaries, or any securities or contract rights the terms or value of which are dependent on securities of the Company, (ii) propose to enter into, directly or indirectly, any merger, consolidation, tender offer, exchange

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offer, recapitalization, restructuring, liquidation, business combination, partnership, joint venture or other similar transaction involving the Company or any of its subsidiaries or any of the assets of the Company constituting a material portion of the consolidated assets of the Company and its subsidiaries, (iii) make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote, or seek to advise or influence any person (including, for the avoidance of doubt, indirectly by means of communication with the press or media) with respect to the voting of any voting securities of the Company, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of the Company, (v) negotiate, have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other persons in connection with any of the foregoing, or, make any investment in any other person that, to your knowledge at the time of your investment (after reasonable inquiry), intended to or is considering and actually does engage, or offers or proposes to engage, in any of the foregoing (it being understood that, without limiting the foregoing, you will not be permitted to act as a joint bidder or co-bidder with any other person with respect to the Company, except as provided in paragraph 17 below), (vi) otherwise act, alone or in concert with others, to seek to control or influence (including, for the avoidance of doubt, indirectly by means of communication with the press or media) the management, Board of Directors or policies of the Company or otherwise seek the removal of any director or the election or appointment of any director, (vii) disclose, or direct any third-party to disclose, any intention, plan or arrangement inconsistent with the foregoing or (viii) advise, assist or encourage any other persons in connection with any of the foregoing. Unless and until you have received the prior written invitation or approval of the Company to do so, you also agree during such period not to (i) request the Company (or Company Representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), (ii) take any action which might require the Company or any of its affiliates to make a public announcement regarding this Agreement or the possibility of a merger, consolidation, business combination or other similar transaction, including, without limitation, a Transaction or (iii) communicate with the Company’s stockholders regarding the subject matter of this Agreement. Notwithstanding the foregoing provisions of this paragraph 8, you will be permitted to submit to the Company one or more offers, proposals or indications of interest related to a transaction between the parties that would otherwise violate the foregoing provisions of this paragraph 8, provided that each such submission is made to the Board of Directors of the Company or the chairperson of the Board of Directors of the Company, in each case, on a confidential basis and in a manner that would not reasonably be expected to require the Company to make public disclosure of such offer, proposal or indication of interest.

Prohibition on Trading

9. In addition, each party hereby acknowledges that it is aware, and that it will advise its respective Representatives who receive any Evaluation Material or are aware of the discussions or negotiations regarding a possible Transaction, that the United States and Dutch securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer (and options, warrants and rights relating thereto) or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person (including, without limitation, any of either party’s Representatives) is likely to purchase or sell such securities.

Return or Destruction of Documents

10. If you determine that you do not wish to proceed with a Transaction or your evaluation hereof, you will promptly advise the Company of that decision. In that case, or if at any time the Company so requests in writing, you will promptly (and in any event within 10 days) either, at your option, (i) deliver to the Company all of the Evaluation Material (including all copies, reproductions, summaries, analyses or extracts thereof or based thereon) in your possession or in the possession of any of your Representatives or (ii) destroy or cause to be destroyed all such Evaluation Material in your possession or in the possession of any of your Representatives (such destruction to be acknowledged by you in writing to the Company). Notwithstanding such delivery or

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destruction of the Evaluation Material, you agree that you and your Representatives will continue to be bound by your obligations under this Agreement. Notwithstanding the foregoing, (i) you and your Representatives will not be required to delete, erase or destroy any Evaluation Material contained in an archived computer backup system stored as a result of automated back-up procedures (it being agreed that you and your Representatives will not access such archived computer files containing any such Evaluation Material after such delivery or destruction is otherwise required) and (ii) you and/or your Representatives may retain one copy of the Evaluation Material (and may only access any such Evaluation Material) to the extent and for so long as such retention and access by you or such Representative, as applicable, is required by law or regulation; provided, however, that in the case of each of clauses (i) and (ii) of this sentence, notwithstanding any other provision of this Agreement, you and your applicable Representatives will continue to be bound by the terms of this Agreement as if it were in full force and effect with respect to any such Evaluation Material for so long as you or your applicable Representatives retain any such Evaluation Material.

No Unauthorized Contact

11. Unless otherwise agreed in writing by the Company, all (i) communications regarding any possible Transaction, (ii) requests for additional information or Evaluation Material, (iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures relating to a possible Transaction, will be submitted or directed to only the Chief Executive Officer of the Company, the Board of Directors of the Company, the chairperson of the Board of Directors of the Company or those officers of the Company designated to you in writing by the Company. You further agree that, except as permitted by this Agreement, without the prior written consent of the Company, you and your Representatives will not contact any other officers, directors, employees, stockholders, customers or suppliers of the Company or its subsidiaries in connection with a possible Transaction, and, without limiting anything in this Agreement, will not otherwise disclose to any such parties the fact that the Company or its affiliates may pursue a Transaction with you or other parties or that discussions or negotiations have taken or may take place concerning a possible Transaction.

Maintaining Privileges

12. If any Evaluation Material includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you understand and agree that you and the Company have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of each party to this Agreement that the sharing of such material is not intended to, and will not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided to you that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege will remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine. Nothing in this Agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

Export Restrictions

13. You acknowledge that certain of the Evaluation Material may be subject to export restrictions under U.S. law. You will not, and will cause your Representatives not to, without the express written permission of the Company, transmit, directly or indirectly, any Evaluation Material that is subject to such export restrictions to any person or country outside the United States or otherwise in violation of applicable law; provided, however, that you will not be deemed to be in violation of this provision in connection with any Evaluation Material provided directly by the Company or its Representatives to your employees who have a Randstad email address other than one ending in “randstadusa.com”. The Company will advise you in writing as to the applicability of this Section 13 to any particular piece of Evaluation Material at or before the time such material is provided to you.

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No Obligation, Representation or Warranty

14. This Agreement defines the duties and obligations of you and your Representatives with respect to the Evaluation Material to the extent it may be disclosed or made available but does not constitute or create any obligation of the Company or its Representatives to provide any Evaluation Material or other information to you. Under no circumstances will the Company or any of its Representatives be obligated to disclose or make available any information, including, without limitation, any Evaluation Material, which the Company in its sole and absolute discretion determines not to disclose. Except for any express representations and warranties set forth in a definitive agreement providing for a Transaction and subject to the terms, conditions and limitations of any such agreement, you understand and acknowledge that none of the Company or any of their respective Representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided to you or your Representatives by or on behalf of the Company, and none of the Company or any of their respective Representatives will have any liability to you or any other person (including, without limitation, any of your Representatives) resulting from your use of the Evaluation Material or any errors therein or omissions therefrom, except as may otherwise be set forth in any definitive agreement providing for a Transaction and subject to the terms, conditions and limitations of any such agreement.

15. You acknowledge and agree that neither you nor the Company, nor any of either party’s Representatives, will be under any legal obligation of any kind whatsoever with respect to any Transaction by virtue of (i) this Agreement or (ii) any written or oral expression or communication with respect to any Transaction by any of the Company’s Representatives except, in the case of this Agreement, for the matters specifically agreed to herein. You further acknowledge and agree that (a) the Company will be free to conduct the process for a Transaction as the Company in its sole discretion will determine (including, without limitation, negotiating with any other person and entering into a definitive agreement without prior notice to you or any other person), (b) none of you, the Company, or any of your or their respective Representatives will have any legal, fiduciary or other duty to the other party or its Representatives with respect to any such process, and none of you, the Company, or each party’s respective Representatives are relying on any express or implied representation concerning the manner in which such process will proceed, (c) any of the procedures relating to a Transaction may be changed at any time without notice to you or any other person, (d) each party will have the right to reject or accept any potential proposal, offer or participant therein, for any or no reason whatsoever, in its sole discretion and (e) neither party will have any claim whatsoever against the other or any of their respective Representatives arising out of or relating to a Transaction, except as may otherwise be set forth in any definitive agreement providing for a Transaction and subject to the terms, conditions and limitations of any such agreement.

Term

16. Except as otherwise provided herein, the obligations of the parties under this Agreement will terminate eighteen (18) months from the date hereof, provided that such termination will not relieve any party from its responsibilities in respect of any breach of this Agreement prior to such termination.

Acting as Principal

17. You represent and warrant that you (i) are acting as a principal in any possible Transaction, (ii) are not represented by any broker or similar party other than Wells Fargo Securities, LLC, which company is acting as your financial advisor in connection with a possible Transaction, (iii) are not acting as a broker for or Representative of any other person in connection with the Transaction, and (iv) are considering the Transaction only for your own account. Except with the prior written consent of the Company, you agree that (a) you will not act as a joint bidder or co-bidder with any other person with respect to the Transaction, and (b) neither you nor any of your Representatives (acting on behalf of you or your subsidiaries) will enter into any discussions,

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negotiations, agreements, arrangements or understandings (whether written or oral) with any other person regarding the Transaction, other than the Company and its Representatives, and your Representatives (to the extent permitted hereunder).

Legal Remedy

18. You acknowledge that money damages and remedies at law may be inadequate to protect the Company against any actual or threatened breach of or failure to comply with this Agreement by you or by your Representatives and, without prejudice to any rights and remedies otherwise available to the Company, you may agree to the seeking of specific performance, injunctive relief and other equitable remedies in the Company’s favor, and you further agree to waive, and to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy.

Governing Law

19. The validity and interpretation of this Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflicts of laws principles. You irrevocably (i) submit to the jurisdiction of any court of the State of New York located in New York, New York or the United States District Court for the Southern District of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the transactions contemplated hereby (each a “Proceeding”) and agree that service of any process, summons, notice or document delivered by hand or sent by U.S. registered mail to your address set forth above will be effective service of process for any action, suit or proceeding brought against you in any such court, (ii) agree that all claims in respect of any Proceeding may be heard and determined in any such court, (iii) irrevocably waive, to the fullest extent permitted by law, any immunity you have acquired, or hereafter may acquire, from jurisdiction of any such court or from any legal process therein, (iv) irrevocably waive, to the fullest extent permitted by law, any right to trial by jury in any Proceeding and (v) agree not to commence any Proceeding other than in such court, and waive, to the fullest extent permitted by applicable law, any claim that any such Proceeding is brought in an inconvenient forum.

No Waiver

20. No failure or delay by the Company in exercising any right, power or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.

Successors and Assigns

21. This Agreement will be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. You may not assign this Agreement or any part hereof without the prior written consent of the Company, and any purported assignment without such consent will be null and void.

Severability

22. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provision hereof will be unimpaired and will remain in full force and effect to the fullest extent permitted by applicable law and (ii) the invalid or unenforceable term or provision will be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the parties’ intention with respect to such invalid or unenforceable term or provision.

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Entire Agreement

23. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. This Agreement may not be amended or modified in any manner nor may any of its provisions be waived except by written amendment executed by the parties. An amendment or modification or waiver will only be effective if (i) it is in writing and signed by the Company and you, (ii) it specifically refers to this Agreement and (iii) it specifically states that the Company and/or you, as the case may be, is amending, modifying or waiving its rights hereunder. Any such amendment, modification or waiver will be effective only in the specific instance and for the purpose for which it was given.

Data Site

24. The terms of this Agreement shall supersede any additional purported confidentiality requirements imposed by any offering memorandum, web-based database or similar repository of Evaluation Material to which you or any of your Representatives may be granted access in connection with the evaluation, negotiation or consummation of the Transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions, it being understood and agreed that your confidentiality obligations with respect to Evaluation Material are exclusively governed by this Agreement and may not be enlarged except by a written agreement that is hereafter executed by each of the parties hereto.

Counterparts

25. For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto, each of which will be an original instrument and all of which taken together will constitute one and the same Agreement. Delivery of a signed counterpart of this Agreement by e-mail or facsimile transmission will constitute valid and sufficient delivery thereof.

This Agreement is being delivered to you in duplicate. Please execute and return one copy of this Agreement, which will constitute your agreement with respect to the subject matter of this Agreement.

Very truly yours,

MONSTER WORLDWIDE, INC.

By:	/s/ Timothy T. Yates
Name:	Timothy T. Yates
Title:	Chief Executive Officer and Chief Financial Officer

ACCEPTED AND AGREED TO

as of the first date written above

RANDSTAD HOLDING NV

By:	/s/ Han Kolff
Name:	Han Kolff
Title:	Managing Director Group Control, Strategy and M&A